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Exhibit 99.1

MARKET AND INDUSTRY INFORMATION

        Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of our estimates based on data and reports compiled by industry professional organizations, including the Motion Picture Association of America ("MPAA"), the National Association of Theatre Owners ("NATO"), Nielsen Media Research, Rentrak Corporation ("Rentrak"), industry analysts and our management's knowledge of our business and markets. Unless otherwise noted in this prospectus, all information provided by the MPAA is for the 2012 calendar year, all information provided by NATO is for the 2012 calendar year and all information provided by Rentrak is for the 2012 calendar year.

        Although we believe that the sources are reliable, we have not independently verified market industry data provided by third parties or by industry or general publications. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to changes based on various factors, including those discussed under "Risk Factors" in this prospectus.

 PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our Class A common stock discussed under "Risk Factors" and our Consolidated Financial Statements and accompanying notes.

        AMC Entertainment Holdings, Inc. ("Parent"), an entity created on June 6, 2007, is the sole stockholder of AMC Entertainment Inc. ("AMCE"). As used in this prospectus, unless the context otherwise requires, references to "we," "us," "our," the "Company," "AMC" or "AMC Entertainment" refer to Parent and its consolidated subsidiaries.

        On November 15, 2012, we announced that we changed our fiscal year to a calendar year so that the calendar year shall begin on January 1st and end on December 31st of each year. Prior to the change, fiscal years refer to the fifty-two weeks, and in some cases fifty-three weeks, ending on the Thursday closest to the last day of March.

        As used in this prospectus, the term "pro forma" refers to, in the case of pro forma financial information, such information after giving pro forma effect to (i) the Merger (as defined below) and (ii) this offering and the use of proceeds therefrom and related transactions (collectively, the "Transactions"). Except as stated otherwise herein, the share data set forth in this prospectus reflects the reclassification of Parent's capital stock as described below under "—The Reclassification."

        Certain financial measures presented in this prospectus, such as Adjusted EBITDA and Theatre Level Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States ("GAAP"). These measures exclude a number of significant items, including our interest expense and depreciation and amortization expense. For a discussion of the use of these measures and a reconciliation to the most directly comparable GAAP measures, see pages "—Summary Historical and Unaudited Financial and Operating Data." We also use "cash on cash return" as a measure of the performance of our theatres after implementation of one or more of the strategic initiatives described below under "—Our Strategy: The Customer Experience Leader." Management uses this metric to measure as a yardstick for the increase in operating performance of our theatres relative to the capital invested in them and to guide the allocation of future capital deployment. We believe that securities analysts and investors also view this measure as an important tool for measuring our performance. We define "cash-on-cash" return on the capital investment for a strategic initiative as the increase in Theatre-level Adjusted EBITDA (as defined on page 19) attributable to such capital investment for the twelve month period following completion of the capital investment over the preceding 12 month period divided by the amount of such capital expenditures, net of landlord contribution (as defined on page 19).

Our Company

        We are one of the world's largest theatrical exhibition companies and an industry leader in innovation and operational excellence. We introduced Multiplex theatres in the 1960s and the North American stadium-seated Megaplex theatre format in the 1990s. Our field operations teams win recognition from national organizations like the Motion Picture Association of America and local groups in "Best of" competitions, while maintaining greater than 50% top-box guest satisfaction and industry leading theatre productivity metrics.

        As of June 30, 2013, we owned, operated or held interests in 343 theatres with a total of 4,937 screens primarily in North America. Our theatres are predominantly located in major metropolitan markets, which we believe give our circuit a unique profile and offer strategic and operational advantages. Our top five markets, in each of which we hold the #1 or #2 share position, are New York (42% share), Los Angeles (27%), Chicago (44%), Philadelphia (28%) and Dallas (28%). For the twelve months ended June 30, 2013, these five metro markets comprised 40% of our revenues and 38% of our attendance. Strategically, these markets and our theatres in them are diverse, operationally complex, and, in many cases, for established locations, the scarcity of new theatre opportunities creates a significant competitive advantage against newcomers or alternative entertainment options.

        Across our entire circuit, approximately 200 million guests visited our theatres during calendar year 2012 and during the twelve months ended June 30, 2013. For the year ended December 31, 2012, our best ever, we had total revenues of $2.7 billion; Adjusted EBITDA of $438.3 million and net income of $51.5 million, and for the twelve months ended June 30, 2013, we generated total revenues of $2.7 billion, Adjusted EBITDA of $436.5 million and net income of $82.8 million. According to publically available information for our peers, during the calendar year ended December 31, 2012, our circuit led in revenues per head ($13.56), average ticket price ($9.04) and concessions per head ($3.92). For the same period, our attendance per screen (41,900) and admissions gross profit per screen ($179,000) were among the highest of our peers. In the last two years ended June 30, 2013, we have deployed a total of $144.4 million in growth-oriented capital, including $16.7 million contributed by landlords, into our circuit and infrastructure to help generate those results. We believe that it is the quality of our theatre locations and our customer-focused innovation that continue to drive improved productivity per location, return on investment and shareholder value.

        We believe that our size, reputation, financial performance, history of innovation, strong major market presence and highly productive theatre circuit position us well for the future. A future where, after more than nine decades of business models driven by quantity of theatres, screens and seats, we believe quality of the movie going experience will determine long term, sustainable success. We are improving the quality of the movie-going experience in ways that extend stay and capture a greater proportion of total movie-going spending in order to maximize the economic potential of each guest visit, create sustainable growth and deliver shareholder value.

        Our intention is to capitalize on this pivot towards quality by leveraging our proud tradition of best-in-class theatre operations, combined with the next wave of innovations in movie-going. We plan to continue investing in our theatres and upgrading the consumer experience to take greater advantage of incremental revenue-generating opportunities, primarily through an array of improved and differentiated customer experiences in (1) comfort & convenience; (2) food & beverage; (3) engagement & loyalty; (4) sight & sound and (5) targeted programming.

        The following table summarizes our current deployment progress in screens through August 30, 2013 as well as our expected plans for future deployment of our strategy over the next five years. These investments must meet specific cash-on-cash return criteria and are designed to increase attendance, customer spend and profitability.

		Comfort & Convenience			Enhanced Food & Beverage				Premium Sight & Sound
						Coke Freestyle Machines			IMAX		RealD 3D
Regions	Total Screens	Motorized, plush recliners with leg rest; Relax at the push of a button	Guarantee of pre-selected seat; Arrive just-in-time and anxiety- free		Shopping experience featuring broadened menu offerings, including made- to-order options	Innovative technology featuring 120+ drink flavor options; Guest customized	Full service bar serving premium beers, wines and mixed drinks; Enjoy before or after movie	Casual, in theatre dining provided via seat side service; Conveniently satisfies consumer need for "dinner and a movie"	High technology film format delivers unmatched viewing experience	Proprietary, immersive sight and sound format for ultimate guest escape	Crisp, bright, depth delivering technology; Ultra realistic images take the guest inside the movie
New York/New Jersey/Philadelphia(1)	688	60	72		14	55	28	28	17	2	374
California	653	12	29		20	94	22	6	24	5	342
Illinois(2)	532	18	36		30	48	39	—	13	1	238
Texas	393	9	30		74	131	198	13	9	1	172
Florida	380	0	24		24	44	110	6	11	2	180
Missouri/Kansas/Oklahoma(3)	285	24	68		28	72	82	27	8	1	134
Arizona/Colorado	319	25	28		48	76	76	14	8	1	149
Michigan/Ohio	336	31	62		30	63	164	13	7	—	136
Washington DC(4)	157	17	18		—	17	—	—	6	1	82
Massachusetts	119	22	37		—	22	—	—	3	—	62
Balance	1,078	53	84		29	146	101	6	29	1	489

Totals	4,940	271	488		297	768	820	113	135	15	2,358
Incremental Revenue/Patron		$0.92	See (5	).	$0.12	$0.08	$0.30	$11.72	$5.73	$5.08	$3.38
5-Year Deployment Plan	249	1,582	1,806		500	4,421	700	200	15	19	217

(1)
Includes Connecticut.

(2)
Chicago metropolitan market, including theatres in Indiana. Also includes Wisconsin and Iowa.

(3)
Includes St. Louis metropolitan market.

(4)
Washington, D.C. metropolitan market, including Maryland and Virginia.

(5)
Not charged separately, included in ticket price.

Our Strategy: The Customer Experience Leader

        Through most of its history, movie-going has been defined by product—the movies themselves. Yet, long term significant, sustainable changes in the economics of the business and attendance patterns have been driven by improvements to the movie-going experience, not the temporary ebb and flow of product. The introduction of Multi- and then Megaplexes, with their then-modern amenities and stadium seats, for example, changed the landscape of the industry.

        We believe the industry is in the early stages of once again significantly upgrading the movie-going experience, and this shift towards quality presents opportunities to those who are positioned to capitalize on it. As is our custom, we intend to be a leader in this change, with consumer-focused innovations that improve productivity, maximize revenue-generation per guest visit and, in turn, drive shareholder value.

        Our strategic objective is then very straightforward: we intend to be the customer experience leader. We aim to maintain and increase our leadership position and competitive advantage through the following five tightly defined strategies:

        1) More Comfort & Convenience—We believe that in an era of jam-packed, busy schedules and stressful lives, movie-going more than ever represents an easy, familiar escape. Against that reality, we believe that maximizing comfort and convenience for our guests will be increasingly necessary to maintain and improve customer relevance.

        Three specific initiatives help us deliver more comfort and convenience to our guests. The most impactful so far, as measured by improved guest satisfaction, economic and financial metrics, is recliner re-seats. Along with these physical plant transformations, open-source internet ticketing and reserved seating help us shape and adapt our circuit to meet and exceed our guests' expectations.

        Recliner re-seats are the key feature of full theatre renovations. These exhaustive theatre renovations involve stripping theatres to their basic structure in order to replace finishes throughout, upgrade the sight and sound experience, install modernized points of sale and, most importantly, replace traditional theatre seats with plush, electric recliners that allow guests to deploy a leg rest and fully recline at the push of a button. The renovation process typically involves losing 64% seating capacity. For an industry historically focused on quantity, this reduction in seating capacity could be viewed as counter-intuitive and harmful to revenues. However, the quality improvement in the guest experience is driving, on average, an 84% increase in attendance at these locations. Our guests have responded favorably to the significant personal space gains from ample row depths, ability to recline or stretch their legs, extra-wide pillowed chaise and oversized armrests. Starting with one 12-screen theatre a little over two years ago, as of August 2013 we now feature recliner re-seats in 25 theatres, or 271 screens, with another 8 theatres, or 93 screens, under construction. Cash-on-cash returns for the four locations opened prior to July 1, 2012 have averaged over 100%. We believe that approximately 1/4 of our circuit's re-seat potential has been addressed, leaving us with over 1,500 addressable screens to go. Thus far, we have only implemented modest ticket pricing increases at these re-seated theatres, and we believe there is unrealized revenue potential at these theatres as we rebalance the supply-demand relationship created by added comfort from re-seats and our customers' willingness to pay for this improved experience.

        Rebalancing of the new supply-demand relationship created by recliner re-seats presents us two further opportunities to improve guest convenience and maximize operating results: open-source internet ticketing and reserved seating.

        Open-source internet ticketing makes all our seats (almost 950,000) in all our theatres and auditoriums for all our showtimes (approximately 22,000 per day), as available as possible, on as many websites as possible. This is a significant departure from the prior ten-year practice, when tickets to any one of our buildings were only available on one website. In the two years since we exercised our right to end exclusive contracts, internet tickets sold as a percentage of total tickets sold has increased significantly from 5.5% to 8.5%. We believe increased online access is important because it captures guests' purchase intent more immediately and directly than if we had to wait until they showed up at the theatre box office to make a purchase. Once our guests buy a ticket, they are less likely to change their mind. Carefully monitoring internet pre-sales also lets us adjust capacity in real time, moving movies that are poised to overperform to larger capacity or more auditoriums, thereby maximizing yield.

        Reserved seating, now fully implemented in 44 of our busiest theatres, allows our guests to choose a specific seat in advance of the movie. We believe that knowing there is a specifically chosen seat waiting for a show that promises to be a sellout is comforting to our guests, and removes anxiety around the experience. We believe reserved seating will become increasingly prevalent to the point of being a pre-requisite in the medium-term future.

        We believe the comfort and personal space gains from recliner re-seats, coupled with the immediacy of demand captured from open-source internet ticketing and the anxiety removal of reserved seating make a powerful economic combination for us that none of our peer set is exploiting as aggressively as we are.

        2) Enhanced Food & Beverage—Popcorn and soft drinks are as integral a part of the movie-going experience as the movies themselves. Yet, approximately one third of our 200 million annual guests do not purchase food or a beverage. In order to increase the percentage of guests purchasing food or a beverage as well as increase sales per patron, we have developed food and beverage concepts that expand selection and service offerings. These concepts range from the simple and traditional (Concession Freshens) to the vastly innovative and complex (Dine-In Theatres). This array of concepts, progressively more innovative and capital intensive, creates further service and selection across a range of theatre types and attendance levels and allows us to satisfy more guests and different guest needs and generate additional revenues.

  •
  The most broadly deployed concept is Concession Freshen, which supplements the traditional menu with made-to-order hot foods, espresso drinks, smoothies, better-for-you products and an expanded range of candies and frozen novelty treats. Concession Freshen capitalizes on food and beverage trends our guests have adopted in other quick-eat venues. To date, we have implemented 80 Concession Freshens where we enjoy average incremental concessions per head (CPH) of $0.04 and cash-on-cash returns for the 58 locations deployed prior to July 1, 2012 have averaged over 37%.

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  At the next level, and designed for higher volume theatres, Marketplace vastly expands menu offerings as well as delivers a more guest engaging, post-pay shopping experience. In addition to the expanded offerings found in Concession Freshens, Marketplaces also feature grab-and-go and self-serve food and beverages, including Coke Freestyle®, which puts our guests in charge with over 120 drink flavor options. AMC's operational excellence and history of innovation allowed us first-mover advantage on this new technology, which today is deployed in 47 of our theatres and we anticipate will be in all of our circuit by mid-2015. We find that when customers are allowed to browse and choose, overall satisfaction goes up and they spend more. Our CPH metrics improve on average $0.12. We now operate 14 Marketplaces with plans to install as many as 25 more, as our next generation concession format.

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  Deployed alone or alongside our other food and beverage concepts are our MacGuffins Bar & Lounges. We believe that few innovations have won over the adult movie goer more decisively than our full service bars featuring premium beers, wines and liquors. In the last 30 months we have deployed 44 MacGuffins, and with their impressive average incremental CPH of $0.30, we are moving quickly to install an additional 25 within twelve months and believe the concept will be successful in an additional 50-75 theatres thereafter. MacGuffins have delivered average cash-on-cash returns for the twelve locations deployed prior to July 1, 2012 of over 100%. Due to our excellent track record successfully operating MacGuffins, AMC enjoys a significant advantage within the exhibition industry when it comes to permitting, installing and commissioning these improvements.

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  At the top of the scale are our Dine-In Theatres. Dine-In Theatres are full restaurant operations, giving our guests the ultimate dinner-and-a-movie experience all at a single seat. Compressing by almost half what would otherwise be a four or five hour, multi-destination experience, young people and adults alike are afforded a huge convenience, which puts the idea of going to a movie much more in play. We currently operate 11 Dine-In Theatres. Cash-on-cash returns for the four locations deployed prior to July 1, 2012 averaged 11% in their first full year of operations. At our seven locations that were open prior to July 1, 2011, cash-on-cash returns grew to 34% in the second full year of operations as consumer awareness increased. These increases in cash-on-cash returns were driven primarily by an increase in CPH of $6.15. Today, Dine-In Theatres represent 3% of our total theatres but generated 10% of our circuit-wide food and beverage revenues. We plan to open 20 more Dine-In Theatres in the next 5 years.

    Building on the success of our full-service Dine-In Theatres, we are under construction at two locations with an emerging concept, DIT Express. DIT Express emphasizes freshness, speed and convenience. Guests place their orders at a central station and the order is delivered to our guests at their reserved seat. DIT Express was developed in conjunction with Union Square Events (a division of Union Square Hospitality Group). Like our other food and beverage concepts, we believe that DIT Express will become an important part of our toolkit.

        In this most important area of profitability for any exhibition circuit, we believe that our ability to innovate concepts, adapt those concepts to specific buildings and generate incremental revenue differentiates us from our peers and provides us with a competitive advantage. This is in part due to our core geographic markets' larger, more diverse and more affluent customer base; in part due to our management team's demonstrated and extensive experience in food, beverage and hospitality; and in part due to our three-plus year head start in this difficult to execute space.

        We believe significant financial opportunities exist as we have a substantial pipeline of investments to take advantage of incremental attendance-generating and revenue-generating prospects by deploying building-by-building solutions from a proprietary menu of proven, guest-approved food and beverage concepts.

        3) Greater Engagement & Loyalty—We believe that in the theatrical exhibition business, as in all consumer-oriented businesses, engagement and loyalty are the hallmarks of winning organizations.

        Our brand is the most recognizable in the business, with over 80% awareness in the United States according to an Ipsos Omnibus survey completed July 2013—far above any competitor. We build on that strength by seeking engagement and loyalty from our guests in four measurable, specific and inter-related ways. At the top of the pyramid is AMC Stubs®, the industry's most sophisticated loyalty program. At the base of the pyramid are our mobile apps, website (www.amctheatres.com) and social media outreach, which combined seek to drive engagement to levels unprecedented in the movie exhibition industry. We believe there is incremental attendance potential to be gained from avid movie-goers who generate a disproportionate share of industry revenues and who state that the quality of the movie-going experience directly influences their movie-going habits.

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  AMC Stubs® is the industry's first program of its kind. Fee-based (consumers pay $12/year to belong), it rewards loyalists with in-theatre value ($10 for every $100 spent) instead of hard to track "points". The program is fully automated and user-friendly from a guest perspective. As of August 2013 we had 2.3 million member households, which represent approximately 20% of our total weekly box office revenues. Transaction data from this loyal customer base are mined for consumer insights that are used to develop targeted, relevant guest offers, leading to increased attendance and sales. The program increases switching costs, especially for those patrons located near our competitors' theatres, and leads to higher loyalty.

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  Our www.amctheatres.com state-of-the-art website, leverages adaptive technology that optimizes the users' experience regardless of platform (phone, tablet, laptop, etc.) and has nearly 9 million visits per month, with peak months over 12 million, generating up to almost 300 million page visits per year. The website generates ticket sales and higher conversion rates by simplifying guests' purchasing decision and process.

  •
  The AMC mobile apps, available for iOS, Android and Windows devices have been downloaded nearly 1.75 million times since launch, generating almost a half million sessions per week. This convenient way to purchase tickets also features Enhanced Maps, which allows guests to browse for their nearest AMC theatre or favorite AMC theatre amenity, and My AMC, which allows guests to generate a personalized movie queue of coming releases.

  •
  On the social media front, our Facebook 'Likes', recently at 4 million and growing, are more than all our peer competitors' counts combined. We are similarly engaged on Twitter (almost 200,000 followers), Pinterest, Instagram and YouTube. Our participation in these social networks keeps movie-going top of mind and allows targeted campaigns and offers with clear 'calls to action' that generate incremental attendance and incremental revenues per patron.

        The competitive advantage in greater guest engagement and loyalty includes the ability to use market intelligence to better anticipate guests' needs and desires and to capture incremental share of entertainment dollars and time.

        4) Premium Sight & Sound—At its core, our business is a visual and aural medium. The quality of projection and sound is therefore mission critical, and has improved significantly with the advent of digital systems. Today, our conversion to these digital systems is substantially complete, and 4,757 or 96% of our screens employ state-of-the-art Sony 4K or similar digital projectors. Importantly, the digital conversions enabled 3D exhibition, and today 2,358 screens (48% of total) are so enabled. We have at least one 3D enabled screen in 97% of our locations.

        In sight and sound, we believe that size is critical in our customers' decision-making. Consistent with this belief, we are the world's largest IMAX exhibitor, with 135 screens, all 3D-enabled, with nearly twice the screen count of our closest competitor and representing a 44% market share in the United States (as of June 30, 2013). In addition, we currently have our own private label large format, marketed as ETX, in 15 locations (also all 3D enabled). Combined, these 150 screens represent only 3% of our total screens, yet on the weekends when big movies open, as much as 19% of our box office flows from them.

        The premium sight and sound experiences—3D, ETX and IMAX—give our customers more options and earn incremental pricing from our guests. On average, pricing premiums currently amount to $4.19 per patron, driving better economics for us and the Hollywood studios, while also delivering our audience a superior experience. For context, box office gross profit per patron for premium formats averages 19% more than gross profit per patron for conventional 2D formats. We anticipate increasing our premium large-format screen count by 34 screens.

        Further, we do not expect technology advances to cease. Sound quality, for example, continues to improve, as our recent tests of Dolby ATMOS demonstrate (AMC theatres were among the very few selected for pilot tests). And, laser projection technology, the next level in clarity, brightness and sharpness, is evolving as well. While all of these will require some level of capital investment, the promise of strong guest relevance is significant.

        5) Targeted Programming—The core of our business, historically and now, is Hollywood movies. We play all varieties, from adrenaline-filled action movies to heart-warming family films, laugh out loud comedies and terrifying horror flicks. We play them in 2D, 3D, IMAX, ETX and even closed captioned and sometimes with subtitles. If a movie is commercially available, it is likely to be playing at an AMC theatre today or tonight, because we schedule shows in the morning, afternoon and even at midnight or later, just to make sure it is convenient for our guests.

        Increasingly, we are playing movies and other content originating from more sources. We believe that as diversity grows in the United States, the ability to adapt and target programming for a fragmented audience will grow increasingly critical. We believe this is something we already do very well. As measured by an Insight Strategy Group survey conducted November 2011, approximately 51% of our audience was Latino or African American. Latino families are Hollywood's, and our, best customers. They go to the movies 6.4x per year (56% more than average), and 65% of Latinos live within 20 miles of an AMC theatre. For movies targeted at these diverse audiences, we frequently experience attendance levels greater than our average, national market share. For example, Tyler Perry's latest three films, which are targeted towards African American audiences, have produced industry box office of over $125 million and an average market share for AMC of over 23% during the twelve months ended June 30, 2013. Additionally, during the twelve months ended June 30, 2013, we exhibited 89 Bollywood movies capturing an above average 28% market share and generating over $10 million in box office revenues. Given the population growth patterns from the last US census, we believe that our ability to effectively serve these communities will help strengthen our competitive position.

        Through AMC Independent, we have also reached into the independent (or "indie") production and distribution community. Growing quickly from its inception three years ago, we played 467 films during the twelve months ended June 30, 2013 from this very creative community.

        Open Road, our joint venture with another major exhibitor, is similarly an effort to grow our sources of content and provide access to our screens for content that may not otherwise find its way there.

        We believe AMC is a vital exhibitor for Hollywood studios and for independent distributors because we generate more box office revenue per theatre and provide stronger in-theatre and online promotional exposure for movies. Theatres are a content owner's highest quality revenue stream because every guest pays every time they watch the content. Among all theatres, AMC's venues are the most valuable to content owners. Due to the studios' fixed distribution cost per licensed film, their product is never more productive than at an AMC theatre. When our scale and parent company growth are taken into account, AMC is the most efficient and effective partner a content owner has.

Our Competitive Strengths

        We believe we have the following competitive strengths:

  Leading Market Share in Important, Affluent & Diverse Markets

        Across the country's three biggest metropolitan markets—New York, Los Angeles and Chicago, representing 20% of the country's total box office—we hold a 36% combined market share. On any given weekend, half of the top ten theatres for the #1 opening movie title in the United States are AMC theatres. We believe our strong presence in these top markets makes our theatres highly visible and therefore strategically more important to content providers, who rely on the large audiences and marketing momentum provided by major markets to drive opinion-making and deliver a movie's overall box office results.

        Our customers are concentrated in major metropolitan markets and are generally more affluent and culturally diverse than those in smaller markets. There are inherent complexities in effectively and efficiently serving them. In some of our more densely populated major metropolitan markets, there is also a scarcity of attractive retail real estate opportunities. Taken together, these factors solidify our market share position. Further, our history and strong presence in these markets have created a greater opportunity to introduce our enhanced customer experience concepts and exhibit a broad array of programming and premium formats, all of which we believe drive higher levels of attendance and higher revenues at our theatres.

  Well Located, Highly Productive Theatres

        Our theatres are generally located in the top retail centers across the United States. We believe this provides for long-term visibility and higher productivity, and is a key element in the success of our Enhanced Food & Beverage and Comfort & Convenience initiatives. Our location strategy, combined with our strong major market presence and our focus on a superior guest experience, enable us to deliver industry-leading theatre-level productivity. During the six months ended June 30, 2013, eight of the ten highest grossing theatres in the United States were AMC theatres. During the same period, our average total revenues per theatre were $7.8 million, 37% higher than our closest peer. This per unit productivity is important not only to content providers, but also to developers and landlords, for whom per location and per square foot sales numbers are critical measures. The net effect is a close relationship with the commercial real estate community, which gives us first-look and preferred tenant status on emerging opportunities.

  Selectively Participating in a Consolidating Industry

        Throughout the last two decades, AMC has been an active participant in our industry's consolidation. In that span, we have acquired and successfully integrated Loews, General Cinema, Kerasotes and more recently, select operations of Rave Digital Media and Rave Review Cinemas. We intend to remain an active participant in consolidation, and selectively pursue acquisitions where the characteristics of the location, overall market and facilities further enhance the quality of our theatre portfolio.

        Additionally, our focus on improving the customer experience and our strong relationships with landlords and developers have provided opportunities to expand our footprint in existing markets by acquiring competitors' existing theatres at the end of their lease term at little or no cost. We believe that our Comfort & Convenience and Enhanced Food & Beverage concepts have high appeal to landlords wanting to increase traffic and sales in their retail centers. These "spot acquisitions" have given us the ability to bolster our presence in existing markets at relatively low cost and more quickly (weeks, months) as compared to new builds (months, years).

  Strong Free Cash Flow Generation

        For calendar year 2012 and the twelve months ended June 30, 2013, our net cash provided by operating activities totaled $150.4 million and $263.0 million, respectively. We believe that our strategic initiatives, highly productive theatre circuit and continued focus on cost control will enable us to generate sufficient cash flow provided by operating activities to fund the deployment of capital to execute our strategy to grow our revenues, maintain our facilities, service our indebtedness and pay dividends to our stockholders.

  Experienced and Dynamic Team

        Our senior management team, led by Gerardo (Gerry) Lopez, President and Chief Executive Officer, has the expertise that will be required to transform movie-going from a commodity to a differentiated entertainment experience. A dynamic and balanced team of executives combines long-tenured leaders in operations, real estate and finance who contributed to building AMC's hard earned reputation for operations excellence with creative entertainment and restaurant industry executives in marketing, programming and food & beverage who bring to AMC business acumen and experience that support innovation in theatrical exhibition.

        We anticipate that, in connection with this offering, we will enter into long term employment agreements with key members of management and implement a significant equity based compensation plan that will align management's interests with those of our shareholders.

        In July 2013, AMC relocated its Theatre Support Center to a new, state-of-the-art facility in Leawood, Kansas. With a technology platform that provides for real-time monitoring of AMC screens across the country and a workplace conducive to collaboration and teamwork, AMC's management team has the organization well aligned with its strategy.

        Furthermore, we believe that our people, the nearly 22,000 AMC associates, constitute an essential strength of our Company. They strive to make movie-going experiences at AMC always a treat. Our auditoriums offer clear and bright projection, our food is hot and our drinks are cold. Our doors, lobbies, hallways and bathrooms are clean and we select and train our people to make smiles happen. We create events and want our guests to always feel special at an AMC theatre. This is an experience delivered almost 200 million times a year.

        Over the past three years together, this group has enhanced quality and increased variety at our concession stands, introduced in-theatre dining options in many markets, revitalized 40 theatres, launched our industry-leading loyalty program, AMC Stubs, and achieved our Company's highest ever ratings for top-box overall customer satisfaction. We feel like this is only the beginning.

  Key Strategic Shareholder

        In August 2012, AMC was acquired by the Wanda Group ("Wanda"), one of the largest, privately-held conglomerates in China. In addition to its core business as a prominent developer and owner of commercial real estate, Wanda also owns related businesses in entertainment, hospitality and retail. Wanda is the largest theatre exhibition operator in China through its controlling ownership interest in Wanda Cinema Line, which was ranked as the #1 movie theatre chain by market share in 2012 with advanced technology across 126 locations and 1,095 screens. By joining AMC to Wanda Cinema Line, Wanda Group has become the world's largest theatrical exhibition operator in terms of revenue, enjoying an important strategic position in the large and fast growing international market. The combined ownership and scale of AMC and Wanda Cinema Line, has enabled us to enhance relationships and obtain better terms from important concession, lighting and theatre supply vendors, and to expand our strategic partnership with IMAX. Wanda and AMC are also working together to offer Hollywood studios and other production companies valuable access to our industry-leading promotion and distribution platforms, with the goal of gaining greater access to content and playing a more important role in the industry going forward.

        Wanda has been making significant cultural and entertainment investments since 2005, and has invested more than $3.2 billion in cultural and entertainment activities. Wanda is one of China's largest corporate investors in this sector and has expanded globally.

The Industry

        Movie going is embedded in the American social fabric. For over 100 years people young and old, of all races and socio-economic levels have enjoyed the entertainment that motion pictures offer.

        In the United States, the movie exhibition business is large, stable and mature. While in any given calendar quarter the quantity and quality of movies can drive volatile results, box office revenues have advanced from 2011 to 2012. Calendar year 2012 was, in fact, the industry's best ever, with box office revenues of $10.8 billion, (6.4% growth over 2011) and over 1.3 billion admissions.

        The movie exhibition business has survived the booms and busts of economic cycles and has adapted to myriad changes in technology and customer behavior. There is great value for the entertainment dollar in movie going, and no replacement has been invented for the escape and fun that a night at the movies represents.

        We believe the exhibition business is in the early stages of a transition. After decades of economic models driven by quantity (number of theatres, screens and seats), it is the quality of the movie going experience that will define future success. Whether in enhanced food and beverage options (Concession Freshens, Marketplaces, Coke Freestyle, MacGuffins or Dine-in Theatres); comfort and convenience (recliner re-seats, open-source internet ticketing, reserved seating); engagement and loyalty (AMC Stubs, website, mobile apps, social media) or sight and sound (digital projectors, 3D, our own ETX format or IMAX); it is the ease of use and the amenities that these innovations bring to guests that will drive sustained profitability in the years ahead. As this transition accelerates, we believe movie exhibition's attraction as an investment will grow.

The Wanda Transaction

        On August 30, 2012, Wanda acquired Parent through a merger between Parent and Wanda Film Exhibition Co. Ltd., ("Merger Subsidiary"), a wholly-owned indirect subsidiary of Wanda, whereby Merger Subsidiary merged with and into Parent with Parent continuing as the surviving corporation and as a wholly-owned indirect subsidiary of Wanda (the "Merger"). Prior to the Merger, Parent was owned by J.P. Morgan Partners, LLC and certain related investment funds ("JPMP"), Apollo Management, L.P. and certain related investment funds ("Apollo"), affiliates of Bain Capital Partners ("Bain"), The Carlyle Group ("Carlyle") and Spectrum Equity Investors ("Spectrum") (collectively, the "Former Sponsors").

The Reclassification

        Prior to consummating this offering, we intend to reclassify each share of Parent's existing Class A common stock and Class N common stock. Pursuant to the reclassification, each holder of shares of existing Class A common stock will receive            shares of Class B common stock for one share of existing Class A common stock, and each holder of shares of Class N common stock will receive            shares of new Class A common stock for one share of Class N common stock. The transactions described in this paragraph are referred to in this prospectus as the "Reclassification."

        Currently, Parent is owned by an indirect, wholly owned subsidiary of Wanda and by certain members of management as follows: Wanda (99.88%) and members of management (0.12%). After giving effect to the Reclassification and this offering, Wanda will hold            shares of our Class B common stock, representing approximately      % of our outstanding common stock and      % of the combined voting power of our outstanding common stock, and will have the power to control our affairs and policies including with respect to the election of directors (and, through the election of directors, the appointment of management), the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions.

Summary Historical and Unaudited Financial and Operating Data

        The following summary historical financial and operating data sets forth our historical financial and operating data for the twelve and six months ended June 30, 2013 and the 26 weeks ended June 28, 2012, for the Predecessor period from March 30, 2012 to August 30, 2012, for the Successor period from August 31, 2012 to December 31, 2012 and for the fiscal years ended March 29, 2012 and March 31, 2011 and have been derived from our Consolidated Financial Statements and related notes for such periods included elsewhere in this prospectus. The historical financial data set forth below is qualified in its entirety by reference to our Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus.

        In connection with the change of control due to the Merger, our assets and liabilities were adjusted to fair value on the closing date of the Merger by application of "push down" accounting. As a result of the application of "push down" accounting in connection with the Merger, our financial statement presentations herein distinguish between a predecessor period for periods prior to the Merger ("Predecessor"), and a successor period for periods subsequent to the Merger ("Successor"). The Successor applied "push down" accounting and its financial statements reflect a new basis of accounting that is based on the fair value of assets acquired and liabilities assumed as of the Merger date. The Consolidated Financial Statements presented herein are those of Successor from its inception on August 31, 2012 through June 30, 2013, and those of Predecessor for all periods prior to the Merger date. As a result of the application of "push down" accounting at the time of the Merger, the financial statements for the Predecessor period and for the Successor period are presented on different bases and are, therefore, not comparable. For additional information about the Merger, see the notes to our audited Consolidated Financial Statements for the period ended December 31, 2012 and our unaudited Consolidated Financial Statements for the six months ended June 30, 2013 included elsewhere in this prospectus.

        The summary historical financial and operating data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements, including the notes thereto, included in this prospectus.

	Twelve Months Ended June 30, 2013(1)	Six Months Ended June 30, 2013	Twenty-six Weeks Ended June 28, 2012	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012(2)	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011
		(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
	(Unaudited)	(Unaudited)	(Unaudited)
	(in thousands, except per share and operating data)
Statement of Operations Data:
Total revenues	$2,687,660	$1,340,467	$1,306,814	$811,492	$1,206,072	$2,521,977	$2,362,538

Operating Costs and Expenses:
Cost of operations	1,775,574	881,896	855,218	552,540	781,193	1,706,418	1,631,497
Rent	447,762	227,348	222,765	143,374	189,086	445,326	451,874
General and administrative:
Merger, acquisition and transactions costs	7,213	1,653	4,476	3,366	4,417	3,958	16,838
Management fee	1,250	—	2,500	—	2,500	5,000	5,000
Other	74,155	33,347	30,946	29,110	27,023	51,495	58,157
Depreciation and amortization	203,102	98,832	105,181	71,633	80,971	212,817	211,444
Impairment of long-lived assets	—	—	285	—	—	285	12,779

Operating costs and expenses	2,509,056	1,243,076	1,221,371	800,023	1,085,190	2,425,299	2,387,589

Operating income (loss)	$178,604	$97,391	$85,443	$11,469	$120,882	$96,678	$(25,051)
Other (income) expense	594	(294)	1,657	49	960	1,965	42,687
Interest expense	146,750	70,791	85,011	47,132	70,004	178,127	183,657
Equity in (earnings) loss of non-consolidated entities	(20,132)	(23,820)	(19,448)	2,480	(7,545)	(12,559)	(17,178)

	Twelve Months Ended June 30, 2013(1)	Six Months Ended June 30, 2013	Twenty-six Weeks Ended June 28, 2012	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012(2)	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011
		(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
	(Unaudited)	(Unaudited)	(Unaudited)
	(in thousands, except per share and operating data)
Gain on NCM transactions	—	—	—	—	—	—	(64,441)
Investment (income) expense	(3,062)	(3,337)	(51)	290	(41)	17,619	(484)

Earnings (loss) from continuing operations before income taxes	54,454	54,051	18,274	(38,482)	57,504	(88,474)	(169,292)
Income tax provision (benefit)	13,030	12,950	905	(2,020)	2,500	2,015	1,950

Earnings (loss) from continuing operations	$41,424	$41,101	$17,369	$(36,462)	$55,004	$(90,489)	$(171,242)

Basic earnings (loss) from continuing operations per share		$26.78	$13.58	$(24.08)	$43.00	$(70.74)	$(133.90)
Diluted earnings (loss) from continuing operations per share		$26.78	$13.47	$(24.08)	$42.74	$(70.74)	$(133.90)
Average shares outstanding:
Basic		1,534.92	1,279.14	1,514.48	1,279.14	1,279.14	1,278.92
Diluted		1,534.92	1,289.30	1,514.48	1,286.81	1,279.14	1,278.92
Balance Sheet Data (at period end):
Cash and equivalents	$136,307			$133,071		$277,605	$417,408
Corporate borrowings, including current portion	2,080,787			2,078,675		2,146,534	2,312,108
Other long-term liabilities	447,066			426,468		426,829	432,439
Capital and financing lease obligations, including current portion	119,581			122,645		62,220	65,675
Stockholders' equity	827,531			774,105		157,601	265,949
Total assets	4,349,076			4,272,675		3,640,267	3,855,954
Other Data:
Net cash provided by (used in) operating activities	$262,989	$133,504	$20,953	$73,892	$76,372	$137,029	$(16,168)
Adjusted EBITDA(3)	436,538	216,863	218,651	104,369	222,846	370,099	315,837
Theatre Level Adjusted EBITDA(4)	491,477	240,307	243,927	128,106	248,547	403,213	347,941
NCM cash distributions received	28,759	12,425	12,994	10,176	6,667	31,523	35,502
Capital expenditures	(198,515)	(104,695)	(73,346)	(72,774)	(40,116)	(139,359)	(129,347)
Growth capital expenditures(5)	(115,487)	(68,144)	(18,158)	(34,782)	(15,794)	(27,547)	(35,774)
Landlord contributions(6)	13,566	8,897	3,200	4,169	2,000	3,200	4,000
Net rewards accumulated under AMC Stubs:
Admissions	(5,295)	(4,171)	(7,383)	(382)	(4,146)	(16,752)	—
Concessions	(31,284)	(15,286)	(19,866)	(9,522)	(16,385)	(32,209)	—
Operating Data (at period end):
Screen additions	35	—	—	22	13	26	55
Screen acquisitions	191	25	—	166	—	—	960
Screen dispositions	75	29	35	19	62	120	400
Average screens—continuing operations(7)	4,791	4,855	4,770	4,732	4,742	4,811	4,920
Number of screens operated	4,937	4,937	4,833	4,988	4,819	4,868	4,962
Number of theatres operated	343	343	336	344	333	338	352
Screens per theatre	14.4	14.4	14.4	14.5	14.5	14.4	14.1
Attendance (in thousands)—continuing operations(7)	198,016	96,977	97,995	60,336	90,616	194,205	188,810

(1)
The statement of operations data for the twelve months ended June 30, 2013, which are unaudited, have been calculated by subtracting the data for the twenty-six weeks ended June 28, 2012 from the data for the calendar year 2012 included elsewhere in this prospectus, and adding the data for the six months ended June 30, 2013. This presentation is not in accordance with GAAP. We believe that this presentation provides useful information to investors regarding our recent financial performance and we view this presentation of the four most recently completed quarters as a key measurement period for investors to assess our historical results. This presentation has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

(2)
On November 15, 2012, we announced that we changed our fiscal year to a calendar year so that the calendar year shall begin on January 1st and end on December 31st of each year. Prior to the change, fiscal years refer to the fifty-two weeks, and in some cases fifty-three weeks, ending on the Thursday closest to the last day of March.

(3)
We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provisions (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Set forth below is a reconciliation of Adjusted EBITDA to earnings (loss) from continuing operations, our most comparable GAAP measure:

	Twelve Months Ended June 30, 2013	Six Months Ended June 30, 2013	Twenty-six Weeks Ended June 28, 2012	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011
		(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
	(in thousands)
Earnings (loss) from continuing operations	$41,424	$41,101	$17,369	$(36,462)	$55,004	$(90,489)	$(171,242)
Plus:
Income tax provision (benefit)	13,030	12,950	905	(2,020)	2,500	2,015	1,950
Interest expense	146,750	70,791	85,011	47,132	70,004	178,127	183,657
Depreciation and amortization	203,102	98,832	105,181	71,633	80,971	212,817	211,444
Impairment of long-lived assets	—	—	285	—	—	285	12,779
Certain operating expenses(a)	16,292	6,354	6,758	7,675	5,858	16,275	57,267
Equity in (earnings) losses of non-consolidated entities	(20,132)	(23,820)	(19,448)	2,480	(7,545)	(12,559)	(17,178)
Cash distributions from non-consolidated entities(b)	29,347	12,579	13,026	10,226	7,051	33,112	35,893
Gain on NCM transactions	—	—	—	—	—	—	(64,441)
Investment (income) expense	(3,062)	(3,337)	(51)	290	(41)	17,619	(484)
Other (income) expense(c)	985	(240)	1,657	49	1,297	1,977	42,828
General and administrative expense—unallocated:
Merger, acquisition and transaction costs	7,213	1,653	4,476	3,366	4,417	3,958	16,838
Management fee	1,250	—	2,500	—	2,500	5,000	5,000
Stock-based compensation expense	339	—	982	—	830	1,962	1,526

Adjusted EBITDA(d)	$436,538	$216,863	$218,651	$104,369	$222,846	$370,099	$315,837

(a)
Amounts represent preopening expense, theatre and other closure expense (income), deferred digital equipment rent expense and disposition of assets and other gains included in operating expenses.

(b)
Effective July 1, 2011, cash distributions from non-consolidated entities were included in our Adjusted EBITDA presentation with conforming reclassification made for the current and prior year presentation. The presentation reclassification reflects how our management evaluates our Adjusted EBITDA performance and is generally consistent with treatment in our various debt covenant calculations.

(c)
Other expense for the 52 weeks ended March 31, 2011 is comprised of the loss on extinguishment of indebtedness related to the redemption of our 12% Senior Discount Notes due 2014 ("Discount Notes due 2014") of $14.8 million, our 11% Senior Subordinated Notes due 2016 ("Notes due 2016") of $24.3 million and expense related to the modification of the former senior secured credit facility of $3.7 million.

(d)
The additional four days included in the Transition Period contributed approximately $25.0 million in Adjusted EBITDA. The acquisition of Kerasotes contributed approximately $34.6 million during the fifty-two weeks ended March 29, 2012 in Adjusted EBITDA compared to $31.6 million during the forty-four week period of May 24, 2010 to March 31, 2011.

Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

  Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

  •
  does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

  •
  does not reflect changes in, or cash requirements for, our working capital needs;

  •
  does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

  •
  excludes tax payments that represent a reduction in cash available to us;

  •
  does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

  •
  does not reflect management fees that were paid to the Former Sponsors.

(4)
We present Theatre Level Adjusted EBITDA as a supplemental measure of our performance which we believe provides management and investors with additional information to measure the performance of our theatres, individually and as an entirety, including the impact of our growth capital expenditures and landlord contributions on their operating results. We define Theatre Level Adjusted EBITDA as Adjusted EBITDA minus (i) cash distributions from non-consolidated entities, (ii) stock based compensation expense included in general and administrative—other, (iii) deferred rent and (iv) capital lease expense, and plus (i) general and administrative expense—other and (ii) theatre service expense, as shown in the table below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Theatre Level Adjusted EBITDA, you should be aware that in the future we may incur income and expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Theatre Level Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Set forth below is a reconciliation of Theatre Level Adjusted EBITDA to Adjusted EBITDA:

	Twelve Months Ended June 30, 2013	Six Months Ended June 30, 2013	Twenty-six Weeks Ended June 28, 2012	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011
		(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
	(in thousands)
Adjusted EBITDA	$436,538	$216,863	$218,651	$104,369	$222,846	$370,099	$315,837
Add/(Subtract):
Cash distributions from non-consolidated entities	(29,347)	(12,579)	(13,026)	(10,226)	(7,051)	(33,112)	(35,893)
Stock-based compensation expense	(339)	—	(982)	—	(830)	(1,962)	(1,526)
General and administrative expense—other	74,155	33,347	30,946	29,110	27,023	51,495	58,157
Theatre service expense	35,910	17,686	17,119	12,325	13,684	33,505	26,520
Deferred rent	(12,854)	(6,638)	(4,294)	(4,724)	(3,437)	(7,422)	(4,761)
Capital lease expense	(12,586)	(8,372)	(4,487)	(2,748)	(3,688)	(9,390)	(10,393)

Theatre Level Adjusted EBITDA	$491,477	$240,307	$243,927	$128,106	$248,547	$403,213	$347,941

(5)
Growth capital expenditures are our gross cash investments before landlord contributions to enhance Sight & Sound, Food & Beverage and Comfort & Convenience for our customers. Growth capital expenditures are part of our total capital expenditures and exclude expenditures for maintenance and other recurring items.

(6)
Landlord contributions are amounts received from our landlords for theatres undergoing transformation to enhance Sight & Sound, Food & Beverage or Comfort & Convenience for our customers. Amounts received from landlords are recorded as deferred rent and are amortized as a reduction to rent expense over the base term of the lease agreement.

(7)
Includes consolidated theatres only.

RISK FACTORS
Risks Related to Our Industry and Our Business

We have no control over distributors of the films and our business may be adversely affected if our access to motion pictures is limited or delayed.

        We rely on distributors of motion pictures, over whom we have no control, for the films that we exhibit. Major motion picture distributors are required by law to offer and license film to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis. Our business depends on maintaining good relations with these distributors, as this affects our ability to negotiate commercially favorable licensing terms for first-run films or to obtain licenses at all. With only 7 distributors representing approximately 90% of the U.S. box office in 2012, there is a high level of concentration in the industry. Our business may be adversely affected if our access to motion pictures is limited or delayed because of deterioration in our relationships with one or more distributors or for some other reason. To the extent that we are unable to license a popular film for exhibition in our theatres, our operating results may be adversely affected.

We depend on motion picture production and performance.

        Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. The most attended films are usually released during the summer and the calendar year-end holidays, making our business highly seasonal. We license first-run motion pictures, the success of which has increasingly depended on the marketing efforts of the major motion picture studios. Poor performance of, or any disruption in the production of these motion pictures (including by reason of a strike or lack of adequate financing), or a reduction in the marketing efforts of the major motion picture studios, could hurt our business and results of operations. Conversely, the successful performance of these motion pictures, particularly the sustained success of any one motion picture, or an increase in effective marketing efforts of the major motion picture studios, may generate positive results for our business and operations in a specific fiscal quarter or year that may not necessarily be indicative of, or comparable to, future results of operations. As movie studios rely on a smaller number of higher grossing "tent pole" films there may be increased pressure for higher film licensing fees. In addition, a change in the type and breadth of movies offered by motion picture studios may adversely affect the demographic base of moviegoers.

Our substantial debt could adversely affect our operations and prevent us from satisfying those debt obligations.

        We have a significant amount of debt. As of June 30, 2013, we had outstanding $2,200.4 million of indebtedness ($2,092.7 million face amount), which consisted of $771.2 million under our senior secured credit facility ($773.1 million face amount), $651.3 million of our senior notes ($600 million face amount), $658.3 million of our existing subordinated notes ($600.0 million face amount) and $119.6 million of existing capital and financing lease obligations, and up to $150.0 million would have been available for borrowing as additional senior debt under our senior secured credit facility. As of June 30, 2013, we also had approximately $3.6 billion of undiscounted rental payments under operating leases (with initial base terms generally between 15 to 20 years).

        The amount of our indebtedness and lease and other financial obligations could have important consequences to you. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our ability to obtain additional financing in the future for working capital, capital expenditures, dividend payments, acquisitions, general corporate purposes or other purposes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment of lease rentals and principal and interest on our indebtedness, thereby reducing the funds available to us for operations and any future business opportunities;

  •
  limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

  •
  place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

        If we fail to make any required payment under our senior secured credit facility or to comply with any of the financial and operating covenants contained therein, we would be in default. Lenders under our senior secured credit facility could then vote to accelerate the maturity of the indebtedness under the senior secured credit facility and foreclose upon the stock and personal property of our subsidiaries that is pledged to secure the senior secured credit facility. Other creditors might then accelerate other indebtedness. If the lenders under the senior secured credit facility accelerate the maturity of the indebtedness thereunder, we might not have sufficient assets to satisfy our obligations under the senior secured credit facility or our other indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        Our indebtedness under our senior secured credit facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we may be unable to meet our debt service obligations under our senior secured credit facility and other indebtedness.

Limitations on the availability of capital may prevent deployment of strategic initiatives.

        Our key strategic initiatives, including recliner re-seats, enhanced food & beverage and premium sight & sound, require significant capital expenditures to implement. Our net capital expenditures aggregated approximately $104.7 million for the six months ended June 30, 2013 and $139.4 million for fiscal 2012. We estimate that our gross cash outflows for capital expenditures will be approximately $260.0 million to $290.0 million for calendar 2013 and will continue at approximately $240.0 million annually over the next three years. Actual capital expenditures for calendar 2013 may differ materially from our estimates. The lack of available capital resources due to business performance or other financial commitments could prevent or delay the deployment of innovations in our theatres. We may have to seek additional financing or issue additional securities to fully implement our growth strategy. We cannot be certain that we will be able to obtain new financing on favorable terms, or at all. In addition, covenants under our existing indebtedness limit our ability to incur additional indebtedness, and the performance of any additional or improved theatres may not be sufficient to service the related indebtedness that we are permitted to incur.

We have had significant financial losses in previous years.

        Prior to fiscal 2007, we had reported net losses in each of the prior nine fiscal years totaling approximately $510.1 million. For fiscal 2007, 2008, 2009, 2010, 2011, 2012, the period March 30, 2012 through August 30, 2012, and the period August 31, 2012 through December 31, 2012, we reported net earnings (losses) of $116.9 million, $(6.2) million, $(149.0) million, $79.9 million, $(174.3) million, $(94.1) million, $90.2 million, and $(37.2) million, respectively. If we experience losses in the future, we may be unable to meet our payment obligations while attempting to expand our theatre circuit and withstand competitive pressures or adverse economic conditions.

We may be limited in our ability to utilize, or may not be able to utilize, net operating loss carryforwards to reduce our future tax liability.

        As of December 31, 2012 we had federal income tax loss carryforward of $671.9 million and state income tax loss carryforward of $544.2 million which will be limited annually due to certain change in ownership provisions of the Internal Revenue Code ("IRC") Section 382. Our federal tax loss carryforwards will begin to expire in 2017 and will completely expire in 2031. Our state tax loss carryforwards may be used over various periods ranging from 1 to 20 years.

        We have experienced numerous "ownership changes" within the meaning of Section 382(g) of the Internal Revenue Code of 1986, as amended, including the Merger. These ownership changes have and will continue to subject our tax loss carryforwards to annual limitations which will restrict our ability to use them to offset our taxable income in periods following the ownership changes. In general, the annual use limitation equals the aggregate value of our equity at the time of the ownership change multiplied by a specified tax-exempt interest rate.

        We have had significant financial losses in previous years and as a result we currently maintain a full valuation allowance for our deferred tax assets including our federal and state tax loss carryforwards.

We are subject, at times, to intense competition.

        Our theatres are subject to varying degrees of competition in the geographic areas in which we operate. Competitors may be national circuits, regional circuits or smaller independent exhibitors. Competition among theatre exhibition companies is often intense with respect to the following factors:

  •
  Attracting patrons.  The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing. Competitors have built or may be planning to build theatres in certain areas where we operate, which could result in excess capacity and increased competition for patrons.

  •
  Licensing motion pictures.  We believe that the principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential and the location and condition of an exhibitor's theatres.

  •
  New sites and acquisitions.  We must compete with exhibitors and others in our efforts to locate and acquire attractive new and existing sites for our theatres. There can be no assurance that we will be able to acquire such new sites or existing theatres at reasonable prices or on favorable terms. Moreover, some of these competitors may be stronger financially than we are. As a result of the foregoing, we may not succeed in acquiring theatres or may have to pay more than we would prefer to make an acquisition.

        The theatrical exhibition industry also faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events and from other distribution channels for filmed entertainment, such as cable television, pay-per-view and home video systems and from other forms of in-home entertainment.

An increase in the use of alternative film delivery methods or other forms of entertainment may drive down our attendance and limit our ticket prices.

        We compete with other film delivery methods, including network, syndicated cable and satellite television, and DVDs, as well as video-on-demand, pay-per-view services and downloads via the Internet. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, amusement parks, live music concerts, live theatre and restaurants. An increase in the popularity of these alternative film delivery methods and other forms of entertainment could reduce attendance at our theatres, limit the prices we can charge for admission and materially adversely affect our business and results of operations.

Our results of operations may be impacted by shrinking video release windows.

        Over the last decade, the average video release window, which represents the time that elapses from the date of a film's theatrical release to the date a film is available on DVD or similar on demand release, an important downstream market, has decreased from approximately six months to approximately three to four months. If patrons choose to wait for a DVD release rather than attend a theatre for viewing the film, it may adversely impact our business and results of operations, financial condition and cash flows. Within the last two years, several major film studios have tested premium video-on-demand products released in homes approximately 60 days after a movie's theatrical debut, which threatened the length of the release window. We cannot assure you that this release window, which is determined by the film studios, will not shrink further or be eliminated altogether, which could have an adverse impact on our business and results of operations.

The agreements governing our indebtedness contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us.

        The agreements governing our indebtedness contain various covenants that limit our ability to, among other things:

  •
  incur or guarantee additional indebtedness;

  •
  pay dividends or make other distributions to our stockholders;

  •
  make restricted payments;

  •
  incur liens;

  •
  engage in transactions with affiliates; and

  •
  enter into business combinations.

        These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand economic downturns in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise.

        Although the indentures for our notes contain a fixed charge coverage test that limits our ability to incur indebtedness, this limitation is subject to a number of significant exceptions and qualifications. Moreover, the indentures do not impose any limitation on our incurrence of capital or finance lease obligations or liabilities that are not considered "Indebtedness" under the indentures (such as operating leases), nor do they impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might be designated as "unrestricted subsidiaries," which are subsidiaries that we designate, that are not subject to the restrictive covenants contained in the indentures governing our notes. Furthermore, there are no restrictions in the indentures on our ability to invest in other entities (including unaffiliated entities) and no restrictions on the ability of our subsidiaries to enter into agreements restricting their ability to pay dividends or otherwise transfer funds to us. Also, although the indentures limit our ability to make restricted payments, these restrictions are subject to significant exceptions and qualifications.

General political, social and economic conditions can reduce our attendance.

        Our success depends on general political, social and economic conditions and the willingness of consumers to spend money at movie theatres. If going to motion pictures becomes less popular or consumers spend less on concessions, which accounted for 28% of our revenues in calendar 2012, our operations could be adversely affected. In addition, our operations could be adversely affected if consumers' discretionary income falls as a result of an economic downturn. Geopolitical events, including the threat of domestic terrorism or cyber attacks, could cause people to avoid our theatres or other public places where large crowds are in attendance. In addition, due to our concentration in certain markets, natural disasters such as hurricanes or earthquakes in those markets could adversely affect our overall results of operations.

We may be reviewed by antitrust authorities in connection with acquisition opportunities that would increase our number of theatres in markets where we have a leading market share.

        Given our size and market share, pursuit of acquisition opportunities that would increase the number of our theatres in markets where we have a leading market share would likely result in significant review by the Antitrust Division of the United States Department of Justice and state agencies, and we may be required to dispose of theatres in order to complete such acquisition opportunities. For example, in connection with the acquisition of Kerasotes, we were required to dispose of 11 theatres located in various markets across the United States, including Chicago, Denver and Indianapolis. As a result, we may not be able to succeed in acquiring other exhibition companies or we may have to dispose of a significant number of theatres in key markets in order to complete such acquisitions.

We depend on key personnel for our current and future performance.

        Our current and future performance depends to a significant degree upon the retention of our senior management team and other key personnel. The loss or unavailability to us of any member of our senior management team or a key employee could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we would be able to locate or employ qualified replacements for senior management or key employees on acceptable terms.

Optimizing our theatre circuit through new construction and the transformation of our existing theatres is subject to delay and unanticipated costs.

        The availability of attractive site locations for new theatre construction is subject to various factors that are beyond our control.

        These factors include:

  •
  local conditions, such as scarcity of space or increase in demand for real estate, demographic changes and changes in zoning and tax laws; and

  •
  competition for site locations from both theatre companies and other businesses.

        We typically require 18 to 24 months in the United States from the time we reach an agreement with a landlord to when a theatre opens.

        In addition, the improvement of our existing theatres through our enhanced food and beverage and recliner re-seat initiatives is subject to substantial risks such as difficulty obtaining permits, landlord approvals, and new types of operating licenses (e.g. liquor licenses). We may also experience cost overruns from delays or other unanticipated costs in both new construction and facility improvements. Furthermore, our new sites and transformed locations may not perform to our expectations.

We may not achieve the expected benefits and performance from strategic theatre acquisitions.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. However, there can be no assurance that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. Although we have a long history of successfully integrating acquisitions, any acquisition may involve operating risks, such as:

  •
  the difficulty of assimilating and integrating the acquired operations and personnel into our current business;

  •
  the potential disruption of our ongoing business;

  •
  the diversion of management's attention and other resources;

  •
  the possible inability of management to maintain uniform standards, controls, procedures and policies;

  •
  the risks of entering markets in which we have little or no experience;

  •
  the potential impairment of relationships with employees;

  •
  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

  •
  the possibility that the acquired theatres do not perform as expected.

If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us.

        Our ability to make payments on and refinance our debt and other financial obligations and to fund our capital expenditures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control.

        In addition, our notes require us to repay or refinance those notes when they come due. If our cash flows were to prove inadequate to meet our debt service, rental and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

        The terms of the agreements governing our indebtedness restrict, but do not prohibit us from incurring additional indebtedness. If we are in compliance with the financial covenants set forth in the senior secured credit facility and our other outstanding debt instruments, we may be able to incur substantial additional indebtedness. If we incur additional indebtedness, the related risks that we face may intensify.

We rely on our information systems to conduct our business, and failure to protect these systems against security breaches could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

        The efficient operation of our business is dependent on computer hardware and software systems. Information systems are vulnerable to security breaches by computer hackers and cyber terrorists. We rely on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems. However, these measures and technology may not adequately prevent security breaches. In addition, the unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could disrupt our business and could result in decreased performance and increased operating costs, causing our business and results of operations to suffer. Any significant interruption or failure of our information systems or any significant breach of security could adversely affect our business and results of operations.

Our investment in and revenues from National Cinemedia, LLC ("NCM") may be negatively impacted by the competitive environment in which NCM operates.

        We have maintained an investment in NCM. NCM's in-theatre advertising operations compete with other cinema advertising companies and other advertising mediums including, most notably, television, newspaper, radio and the Internet. There can be no guarantee that in-theatre advertising will continue to attract major advertisers or that NCM's in-theatre advertising format will be favorably received by the theatre-going public. If NCM is unable to generate expected sales of advertising, it may not maintain the level of profitability we hope to achieve, its results of operations and cash flows may be adversely affected and our investment in and revenues and dividends from NCM may be adversely impacted.

We may suffer future impairment losses and theatre and other closure charges.

        The opening of new theatres by us and certain of our competitors has drawn audiences away from some of our older theatres. In addition, demographic changes and competitive pressures have caused some of our theatres to become unprofitable. Since not all theatres are appropriate for our new initiatives, we may have to close certain theatres or recognize impairment losses related to the decrease in value of particular theatres. We review long-lived assets, including intangibles, marketable securities and non-consolidated entities for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We recognized non-cash impairment losses in 1996 and in each fiscal year thereafter except for 2005 and the Transition Period. Our impairment losses of long-lived assets from continuing operations over this period aggregated to $298.1 million. Beginning fiscal 1999 through June 30, 2013, we also incurred theatre and other closure expenses, including theatre lease termination charges aggregating approximately $141.6 million. Deterioration in the performance of our theatres could require us to recognize additional impairment losses and close additional theatres, which could have an adverse effect on the results of our operations. We continually monitor the performance of our theatres, and factors such as changing consumer preferences for filmed entertainment in international markets and our inability to sublease vacant retail space could negatively impact operating results and result in future closures, sales, dispositions and significant theatre and other closure charges prior to expiration of underlying lease agreements.

We are subject to substantial government regulation, which could entail significant cost.

        We are subject to various federal, state and local laws, regulations and administrative practices affecting our business, and we must comply with provisions regulating health and sanitation standards, equal employment, environmental, and licensing for the sale of food and, in some theatres, alcoholic beverages. Our new theatre openings could be delayed or prevented or our existing theatres could be impacted by difficulties or failures in our ability to obtain or maintain required approvals or licenses. Changes in existing laws or implementation of new laws, regulations and practices could have a significant impact on our business. A significant portion of our theatre level employees are part time workers who are paid at or near the applicable minimum wage in the theatre's jurisdiction. Increases in the minimum wage and implementation of reforms requiring the provision of additional benefits will increase our labor costs.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990, or ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, and an award of damages to private litigants or additional capital expenditures to remedy such noncompliance.

Although AMCE already files certain periodic reports with the Securities and Exchange Commission (the "SEC"), becoming a public company will increase our expenses and administrative burden, in particular to bring our company into compliance with certain provisions of the Sarbanes Oxley Act of 2002 and NYSE rules to which we are not currently subject.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, our administrative staff will be required to perform additional tasks. For example, in anticipation of becoming a public company, we will need to create or revise the roles and duties of our board committees, retain a transfer agent and adopt an insider trading policy in compliance with our obligations under the securities laws.

        In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related regulations implemented by the SEC and the NYSE, are increasing legal and financial compliance costs and making some activities more time consuming. We are currently evaluating and monitoring developments with respect to these rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        In addition to historical information, this prospectus contains forward-looking statements. The words "forecast," "estimate," "project," "intend," "expect," "should," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

  •
  limited supply of motion pictures or delayed access to motion pictures;

  •
  level of motion picture production and performance of motion pictures in our markets;

  •
  risks and uncertainties relating to our significant indebtedness;

  •
  limitations on the availability of capital may prevent us from deploying strategic initiatives;

  •
  risks of financial losses may prevent us from meeting our payment obligations;

  •
  our ability to utilize net operating loss carryforwards to reduce our future tax liability;

  •
  increased competition in the geographic areas in which we operate;

  •
  increased use of alternative film delivery methods or other forms of entertainment;

  •
  shrinking video release windows;

  •
  certain covenants in the agreements that govern our indebtedness may limit our ability to take advantage of certain business opportunities;

  •
  general political, social and economic conditions;

  •
  review by antitrust authorities in connection with acquisition opportunities;

  •
  dependence on key personnel for current and future performance;

  •
  optimizing our theatre circuit through construction and the transformation of our existing theatres may be subject to delay and unanticipated costs;

  •
  our ability to achieve expected benefits and performance from our strategic theatre acquisitions;

  •
  our ability to service our indebtedness or our ability to refinance our indebtedness on terms favorable to us;

  •
  failures or security breaches of our information systems;

  •
  our investment in and revenues from NCM may be negatively impacted by the competitive environment in which NCM operates

  •
  risks relating to impairment losses and theatre and other closure charges;

  •
  increased costs in order to comply with governmental regulation; and

  •
  increased expenses and administrative burden associated with being a public company.

        This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but not exhaustive. In addition, new risks and uncertainties may arise from time to time. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty.

        Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

 UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

        We derived the following unaudited pro forma condensed financial information by applying pro forma adjustments attributable to the Transactions to our historical Consolidated Financial Statements included in this prospectus.

        These adjustments include:

  •
  this offering and the use of the proceeds therefrom; and

  •
  the Merger.

        The unaudited pro forma balance sheet gives pro forma effect to the Transactions as if they had occurred on June 30, 2013. The unaudited pro forma condensed statement of operations data for the six months ended June 30, 2013 and the Transition Period gives pro forma effect to the Transactions as if they had occurred on March 30, 2012. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed financial information.

        We estimate that our net proceeds from this offering without exercise of the option to purchase additional shares will be approximately $       million after deducting the estimated underwriting discounts and commissions and expenses, assuming the shares are offered at $      per share, which represents the midpoint of the range set forth on the front cover of this prospectus. If the underwriters exercise their option to purchase additional shares in full, the net proceeds to us will be approximately $       million. We intend to use these net proceeds for general corporate purposes, which may include, among other things, capital expenditures and retirement of outstanding debt.

        The unaudited pro forma condensed financial information is for illustrative and informational purposes only and should not be considered indicative of the results that would have been achieved had the transactions been consummated on the dates or for the periods indicated and do not purport to represent consolidated balance sheet data or statement of operations data or other financial data as of any future date or any future period.

        The unaudited pro forma condensed financial information should be read in conjunction with the information contained in "Selected Historical Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our Consolidated Financial Statements and accompanying notes appearing elsewhere in this prospectus.

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
AS OF JUNE 30, 2013
(dollars in thousands)

	As of June 30, 2013
	Parent Historical	Offering Transactions Pro Forma Adjustments	Parent Pro Forma
Assets
Cash and equivalents	$136,307	$	$
Current assets	152,521
Property, net	1,137,797
Intangible assets, net	238,830
Goodwill	2,294,231
Other long-term assets	389,390

Total assets	$4,349,076	$	$

Liabilities and Stockholders' Equity
Current liabilities	$536,778	$	$
Current Maturities:
Senior Secured Term Loan and Capital and Financing Lease Obligations	14,367
Corporate borrowings:
9.75% Senior Subordinated Notes due 2020	658,283
8.75% Senior Notes due 2019	651,262
Senior Secured Term Loan Facility due 2020	763,492
Capital and financing lease obligations	112,964
Other long-term liabilities	784,399

Total liabilities	$3,521,545	$	$
Stockholders' equity:
Common Stock	15
Additional paid-in capital	801,796
Accumulated other comprehensive loss	17,072
Accumulated earnings	8,648

Total stockholders' equity	827,531

Total liabilities and stockholders' equity	$4,349,076	$	$

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2013
(dollars in thousands, except per share data)

	Six Months Ended June 30, 2013
	Parent Historical (Predecessor)	Offering Transactions Pro Forma Adjustments	Parent Pro Forma
Revenues	$1,340,467
Cost of operations	881,896
Rent	227,348
General and administrative:
M&A Costs	1,653
Management fee	—
Other	33,347
Depreciation and amortization	98,832

Operating costs and expenses	1,243,076

Operating income	97,391
Other expense	(294)
Interest expense	70,791
Equity in earnings of non-consolidated entities	(23,820)
Investment income	(3,337)

Total other expense	43,340

Earnings from continuing operations before income taxes	54,051
Income tax provision	12,950

Earnings from continuing operations	$41,101

Basic earnings per share from continuing operations	$26.78

Average shares outstanding-Basic	1,534.92
Diluted earnings per share from continuing operations	$26.78

Average shares outstanding-Diluted	1,534.92

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

AMC ENTERTAINMENT HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
TRANSITION PERIOD (MARCH 30, 2012 to DECEMBER 31, 2012)
(dollars in thousands, except per share data)

	Parent Historical March 30, 2012 through August 30, 2012 (Predecessor)	Parent Historical August 31, 2012 through December 31, 2012 (Successor)	Parent Transition Period Ended December 31, 2012	Merger Pro Forma Adjustments		Parent Pro Forma for Merger	Offering Transaction Pro Forma Adjustment	Parent Pro Forma
Revenues	$1,206,072	$811,492	$2,017,564	$(8,458	)(2)	$2,009,106	$	$
Cost of operations	781,193	552,540	1,333,733	1,473	(3)	1,335,206
Rent	189,086	143,374	332,460	(1,063	)(4)	331,397
General and administrative:
M&A Costs	4,417	3,366	7,783	—		7,783
Management fee	2,500	—	2,500	(2,500	)(5)	—
Other	27,023	29,110	56,133	(539	)(6)	55,594
Depreciation and amortization	80,971	71,633	152,604	(2,370	)(7)	150,234

Operating costs and expenses	1,085,190	800,023	1,885,213	(4,999)		1,880,214

Operating income (expense)	120,882	11,469	132,351	(3,459)		128,892
Other expense	960	49	1,009	—		1,009
Interest expense	70,004	47,132	117,136	(9,444	)(8)	107,692
Equity in earnings of non-consolidated entities	(7,545)	2,480	(5,065)	(2,434	)(9)	(7,499)
Investment (income) expense	(41)	290	249	329	(10)	578

Total other expense (income)	63,378	49,951	113,329	(11,549)		101,780

Earnings from continuing operations before income taxes	57,504	(38,482)	19,022	8,090		27,112
Income tax provision (benefit)	2,500	(2,020)	480	3,000	(11)	3,480

Earnings from continuing operations	$55,004	$(36,462)	$18,542	$5,090		$23,632	$	$

Basic earnings (loss) per share from continuing operations	$43.00	$(24.08)

Average shares outstanding-Basic	1,279.14	1,514.48
Diluted earnings (loss) per share from continuing operations	$42.74	$(24.08)

Average shares outstanding-Diluted	1,286.81	1,514.48

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

AMC ENTERTAINMENT HOLDINGS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

Earnings per Share from Continuing Operations

        Earnings per share from continuing operations is computed by dividing net earnings from continuing operations by the weighted-average number of common shares outstanding. Diluted earnings per share from continuing operations includes the effects of outstanding stock options, if dilutive. The following table sets forth the computation of basic and diluted earnings from continuing operations per common share:

(in thousands, except per share data)	Six Months Ended June 30, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Predecessor)
Numerator:
Earnings (loss) from continuing operations	$41,101	$(36,462)	$55,004
Denominator:
Shares for basic earnings (loss) per common share	1,534.92	1,514.48	1,279.14
Stock options and nonvested restricted stock	—	—	7.67

Shares for diluted earnings (loss) per common share	1,534.92	1,514.48	1,286.81

Basic earnings (loss) from continuing operations per common share	$26.78	$(24.08)	$43.00

Diluted earnings (loss) from continuing operations per common share	$26.78	$(24.08)	$42.74

        There are no outstanding options to purchase shares of common stock or restricted stock during the six months ended June 30, 2013.

Pro Forma Earnings per Share from Continuing Operations

        Basic earnings per share from continuing operations is computed by dividing net earnings from continuing operations by the weighted-average number of common shares outstanding. Diluted earnings per share from continuing operations includes the effects of outstanding stock options, if dilutive. The following table sets forth the computation of basic and diluted loss from continuing operations per common share:

(in thousands, except per share data)	Six Months Ended June 30, 2013	Transition Period
Numerator:
Earnings (loss) from continuing operations	$	$
Denominator:
Shares for basic earnings (loss) per common share
Stock options and nonvested restricted stock

Shares for diluted earnings (loss) per common share

Basic earnings (loss) from continuing operations per common share	$	$

Diluted earnings (loss) from continuing operations per common share	$	$

        There are no outstanding options to purchase shares of common stock or restricted stock during the six months ended June 30, 2013.

        Options to purchase                        shares of common stock at a weighted average exercise price of $            per share were outstanding during the period above, but were not included in the computation of diluted earnings per share since the options were anti-dilutive.

Offering Transactions Pro Forma Adjustments

(1)
Reflects the estimated cash sources and uses of funds in connection with the offering Transactions as summarized below.

Sources of Funds	Amount	Uses of Funds	Amount
	(thousands of dollars)		(thousands of dollars)
Proceeds from the sale of common stock
	$		$

	$		$

(1a)
Pro forma adjustments have been made to stockholders' equity for those income statement items that are not expected to have a continuing impact in connection with the offering Transactions, as follows:

$

(2)
Represents the elimination of historical breakage income recorded for packaged tickets and lower amounts of breakage income for gift cards. At the date of the Merger our deferred revenues were adjusted to estimated fair value by eliminating unrecognized breakage. As a result of the Merger we will not recognize breakage income on package tickets for 18 months subsequent to the Merger and will initially recognize reduced amounts of breakage income for gift cards subsequent to the Merger due to the elimination of amounts of unrecognized breakage from deferred revenues.

(thousands of dollars)	Transition Period
Eliminated historical package ticket breakage	$(4,802)
Reduce gift card breakage for Merger	(3,656)

$(8,458)

(3)
As a result of the Merger we eliminated our deferred rent liabilities related to future escalations of minimum rentals for our digital projectors. Subsequent to the Merger our straight line rent expense increases as a result of this Merger adjustment. We also increased unfavorable license amounts for our 3D licensing agreement with Real D which have the effect of reducing our Real D expense in the future.

(thousands of dollars)	Transition Period
Increase in straight line rent expense for digital projectors	$1,555
Decrease in license expense for 3D agreement	(82)

$(1,473)

(4)
As a result of the Merger we eliminated our deferred rent liabilities related to future escalations of minimum rentals for our theatre leases. Subsequent to the Merger our straight line rent expense increases as a result of this Merger adjustment. We also increased unfavorable lease liabilities for certain of our theatre leases which has the effect of reducing our rent expense in the future.

(thousands of dollars)	Transition Period
Increase in straight line rent for theatre leases	$4,030
Decrease in deferred rent expense for unfavorable theatre leases	(5,093)

$(1,063)

(5)
Prior to the Merger we paid management fees to the Former Sponsors of $1,250 per quarter. Subsequent to the Merger these management fees have ceased.

(6)
In connection with the Merger we remeasured our pension and post-retirement plan liabilities and as a result eliminated amortization of net loss and prior service credit on our plans.

(thousands of dollars)	Transition Period
Amortization of net loss—Pension Benefits	$(899)
Amortization of net loss—Postretirement Benefits	(88)
Amortization of prior service credit—Postretirement Benefits	448

$(539)

(7)
We recorded our amortizable intangible assets in connection with the Merger at estimated fair value. The gross carrying amount of our intangible assets was reduced significantly from amounts recorded prior to the Merger. As a result, we will experience a lower amount of amortization expense for intangible assets subsequent to the Merger.

(thousands of dollars)	Transition Period
Amortization of intangible assets	$(2,370)

(8)
In connection with the Merger we recorded our debt at fair value, which resulted in the elimination of deferred charges for debt issuance costs and related amortization and also resulted in an increase to our previously recorded debt balances based on estimated fair values.

(thousands of dollars)	Transition Period
Remove historical amounts from Predecessor period:
Amortization of deferred charges	$(2,345)
Amortization of discount	(497)
Include post-Merger amounts for:
Accretion of premium on debt	(6,602)

$(9,444)

(9)
We recorded our equity method investments at estimated fair value in connection with the Merger. The increase in the carrying value of our equity method investment for NCM caused us to change the way in which we record earnings related to NCM. Prior to the Merger a majority of our Tranche 1 investment in NCM was recorded at $0 carrying value and as a result our equity in earnings was limited to cash distributions on Tranche 1. Subsequent to the Merger, our carrying value in Tranche 1 is recorded at fair value and we record our share of NCM's earnings as equity in earnings in our investment account with cash distributions recorded against the investment balance. Additionally, the step up in carrying value of our equity method investments created differences between our investment and our underlying ownership share of the investee's net assets. We amortize these basis differences to equity in earnings over the respective lives of the underlying assets and liabilities.

(thousands of dollars)	Transition Period
Amortization of basis difference for NCM	$1,263
Amortization of basis difference for DCIP	(264)
Revalued NCM equity earnings	(3,433)

$(2,434)

(10)
Prior to the Merger, our distributions from NCM pursuant to the Tax Receivable Agreement ("TRA") were recorded as part of equity in earnings for our Tranche 1 investment and as a return of capital for our Tranche 2 investment. In connection with the Merger, we identified the TRA as an identifiable amortizing intangible asset and recorded it at fair value. Subsequent to the Merger, cash distributions from NCM for the TRA and amortization of the intangible asset are recorded as components of investment income.

(thousands of dollars)	Transition Period
Cash receipts for TRA	$(298)
Amortization of TRA intangible asset	627

$329

(11)
Represents the expected income tax impact of the Transactions, in U.S. tax jurisdictions at our expected state and federal tax rate of 37.5%.

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  Exhibit 99.1
MARKET AND INDUSTRY INFORMATION
PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION